News Release Contact: Blair Romero Phone Number: 770-270-7290 Email: blair.romero@opc.com OGLETHORPE POWER CELEBRATES COMMERCIAL OPERATION OF PLANT VOGTLE UNIT 3 First new nuclear unit in three decades is now online, providing safe, reliable, emission-free energy for electric cooperative consumers Tucker, GA (July 31, 2023) – Today Oglethorpe Power, on behalf of the Georgia electric cooperatives it serves, commended the safe and successful achievement of commercial operation for Plant Vogtle Unit 3, which marks a historic accomplishment for the energy industry, the state of Georgia and the entire nation. Now in service, the Unit is available for safe and reliable dispatch and will provide emission-free, baseload power for Georgians for the next 60 to 80 years. “Nuclear energy is increasingly important to the clean energy transition, and Oglethorpe Power’s significant ownership in the Vogtle construction project is a testament to the important investments we’re making that drive us toward a cleaner and more sustainable energy future,” said Oglethorpe Power President & CEO Mike Smith. “We understand the importance of keeping the lights on in a way that preserves both affordability and reliability – and we are proud that the clean energy generated by Unit 3 will help us deliver on that mission for years to come.” Nuclear power is a reliable, baseload energy resource. Unit 3 can generate emission-free electricity at full power 24 hours a day, seven days a week. When Unit 4 enters service, emission-free nuclear energy will account for nearly half of the energy Oglethorpe Power generates for its member cooperatives and the 4.4 million Georgians they serve. The company’s investment in the new nuclear units underscores its commitment to fuel diversity and price stability. As one of the largest clean energy projects in the nation, Plant Vogtle Units 3 and 4 represent the first advanced commercial nuclear project in the United States in more than thirty years. Once Unit 4 reaches commercial operation, Plant Vogtle will become the largest producer of emission-free energy in the United States. “Oglethorpe Power commends the efforts of the dedicated men and women who make up the Plant Vogtle workforce. With Unit 3 online and operating safely, homes and businesses across Georgia will be powered by reliable, emission-free nuclear energy for decades,” added Smith. “Additionally, with the recent receipt of the 103(g) finding for Unit 4, the site has achieved another critical milestone toward loading fuel, which means we are one step closer to Unit 4 joining Unit 3 in safe commercial operation.” Learn more at opc.com/nuclear. About Oglethorpe Power Oglethorpe Power is one of the nation’s largest power supply cooperatives with more than $16 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to approximately 4.4 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe Power balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, nuclear, hydroelectric and coal generating plants with a combined capacity of more than 7,800 megawatts. Oglethorpe Power was established in 1974 and is owned by its 38 member systems. Its headquarters are in Tucker, Georgia, an Atlanta suburb. For more information, visit www.opc.com. ###